Exhibit 99.1

For release Western Circuit and Analyst Wire.

October 16, 2019

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES DIRECTOR CHANGES

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today announced that Paul R. Zippwald resigned as a member of the Board of Directors of Bridgford Foods Corporation (the “Company”) as well as a member of the Company’s Audit and Compensation Committees, effective immediately. The resignation was not the result of a disagreement with management regarding operations, policies or practices of the Company.

The Company also announced today that it has appointed Mary Schott to its Board of Directors as well as the Company’s Audit and Compensation Committees.

Ms. Schott presently serves as Chief Financial Officer and Corporate Secretary of California Commerce Club, Inc., a privately held gaming and hospitality company. Ms. Schott holds an EMBA from Claremont Graduate University and a bachelor’s degree in Accounting from Cal Poly Pomona University. She is also a Certified Public Accountant, a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533